Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports Fourth Quarter and Full Year 2015 Financial Results

$4.8 million of income before taxes and noncontrolling interest

•	Net income attributable to company of $7.1 million, or $0.18 per diluted share for the full year of 2015

•	Net loss attributable to company of $(3.6) million, or $(0.09) per diluted share for the fourth quarter of 2015

OMAHA, Neb., Feb. 10, 2016 (GLOBE NEWSWIRE) - Green Plains Inc. (NASDAQ:GPRE) today announced its financial results for the fourth quarter of 2015. Net income attributable to the company for the quarter was a loss of $(3.6) million, or $(0.09) per diluted share, compared with net income of $42.2 million, or $1.07 per diluted share, for the same period in 2014. Revenues were $739.9 million for the fourth quarter of 2015 compared with $829.9 million for the same period last year.

“The company performed well in a challenging margin environment with over $32 million in EBITDA this quarter,” stated Todd Becker, president and chief executive officer. “We were profitable before tax but an unusually high effective tax rate led to a small EPS loss this quarter. With that said, we achieved a record 261 million gallons of ethanol production for the fourth quarter of 2015 and benefitted from our diversified platform. Our agribusiness, marketing and distribution, and partnership segments all reported solid results for the fourth quarter.”

During the fourth quarter, Green Plains’ ethanol production totaled 260.8 million gallons, or approximately 93.9% of its daily average production capacity. The consolidated ethanol crush margin was $29.8 million, or $0.11 per gallon, for the fourth quarter of 2015, compared with $94.2 million, or $0.38 per gallon, for the same period in 2014. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes corn oil production, plus intercompany storage, transportation and other fees.

Revenues were $3.0 billion for the year ended Dec. 31, 2015, compared with $3.2 billion for the same period in 2014. Net income attributable to Green Plains for the twelve months ended Dec. 31, 2015, was $7.1 million, or $0.18 per diluted share, compared with net income of $159.5 million, or $3.96 per diluted share, for the same period last year.

“Even with strong global and domestic ethanol blending growth, U.S. production continues to outpace demand for the time being,” continued Becker. “We are carefully managing our supply chain and production levels in the first quarter until the forward curve shows some measurable improvement as we approach stronger seasonal demand.”

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2015 was $32.5 million compared with $91.1 million for the same period last year. EBITDA was $127.8 million for the twelve months ended Dec. 31, 2015, compared with $352.5 million for the same period last year. Green Plains had $411.9 million in cash and equivalents and $248.0 million available under revolving credit agreements, some of which are subject to restrictions and other lending conditions, at Dec. 31, 2015. Total debt was $675.0 million, including $226.9 million outstanding under working capital revolvers and other short-term borrowing arrangements for the marketing and distribution and agribusiness segments at Dec. 31, 2015.

2015 Fourth Quarter Highlights and Recent Developments

•	On Oct. 26, 2015, Green Plains announced it had acquired an ethanol production facility in Hopewell, Va. Operating at full capacity, the dry mill ethanol plant will increase the company’s annual production capacity by approximately 60 million gallons.

•	Green Plains completed the purchase of an ethanol production facility located in Hereford, Texas with approximately 100 million gallons of annual production capacity. The transaction closed on Nov. 12, 2015.

•	Effective Jan. 1, 2016, Green Plains sold the storage and transportation assets of the Hopewell and Hereford ethanol production facilities to Green Plains Partners for $62.5 million.

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Fourth Quarter 2015 Conference Call Information

On Feb. 11, 2016, Green Plains Inc. and Green Plains Partners will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss fourth quarter 2015 financial results for each company. Domestic and international participants can access the conference call by dialing 888.293.6979 and 719.325.2234, respectively. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation can be accessed on Green Plains’ website at http://investor.gpreinc.com/events.cfm.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company processes 12 million tons of corn annually, producing over 1.2 billion gallons of ethanol, approximately 3.4 million tons of livestock feed and 275 million pounds of industrial grade corn oil at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which Green Plains operates, commodity market risks including those that may result from current weather conditions, financial market risks, counterparty risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in Green Plains’ reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2014, and in Green Plains’ subsequent filings with the SEC, as well as the risks disclosed in Green Plains Partners’ SEC filings and the impact of the recent initial public offering of Green Plains Partners and its operations as a separate, publicly traded entity. In addition, Green Plains is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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Consolidated Financial Results

GREEN PLAINS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues
Product revenues	$737,882	$827,743	$2,957,201	$3,227,127
Service revenues	2,032	2,196	8,388	8,484

Total revenues	739,914	829,939	2,965,589	3,235,611
Costs and expenses
Cost of goods sold	681,219	710,904	2,729,599	2,783,045
Operations and maintenance expenses	7,518	7,915	29,369	26,424
Selling, general and administrative expenses	21,121	20,831	79,594	77,729
Depreciation and amortization expenses	17,318	16,360	65,950	62,139

Total costs and expenses	727,176	756,010	2,904,512	2,949,337

Operating income	12,738	73,929	61,077	286,274
Other income (expense)
Interest income	462	215	1,211	635
Interest expense	(10,448)	(10,157)	(40,366)	(39,908)
Other, net	2,027	627	(457)	3,429

Total other income (expense)	(7,959)	(9,315)	(39,612)	(35,844)

Income before income taxes	4,779	64,614	21,465	250,430
Income tax expense	4,066	22,377	6,237	90,926

Net income	713	42,237	15,228	159,504
Net income attributable to noncontrolling interest	4,302	—	8,164	—

Net income attributable to Green Plains	$(3,589)	$42,237	$7,064	$159,504

Earnings per share:
Income attributable to Green Plains stockholders - basic	$(0.09)	$1.12	$0.19	$4.37

Income attributable to Green Plains stockholders - diluted	$(0.09)	$1.07	$0.18	$3.96

Weighted average shares outstanding:
Basic	37,890	37,610	37,947	36,467

Diluted	37,890	39,543	39,028	40,730

Results of Operations

Consolidated revenues decreased $90.0 million for the three months ended Dec. 31, 2015, compared with the same period in 2014. Ethanol revenues decreased $110.4 million due to lower average realized prices despite higher volumes produced and sold. Grain revenues decreased $19.1 million for the fourth quarter of 2015 compared with the same quarter last year due to lower soybean sales that were partially offset by higher corn volumes and prices. Revenues from cattle sales increased $37.6 million due to higher sales volumes for the fourth quarter of 2015 compared with the same quarter last year, which was the cattle feeding operation’s first year of business. Operating income decreased $61.2 million for the three months ended Dec. 31, 2015, compared with the same period last year primarily due to decreased ethanol production margins. Income tax expense was $4.1 million for the fourth quarter of 2015 compared with $22.4 million for the same period in 2014. Income tax expense for the fourth quarter of 2015 reflects an unusually high effective tax rate primarily as a result of revised estimates of full-year income subject to tax and the effects of income attributable to noncontrolling interest.

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Earnings per Share

Basic earnings per share (EPS) is calculated by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS is calculated by dividing net income on an if-converted basis with respect to the 5.75% convertible senior notes by the weighted average number of common shares outstanding during the period adjusted for the dilutive effect of any outstanding dilutive securities. During the first quarter of 2014, all of the 5.75% notes were retired. During the second quarter of 2014, the company received shareholder approval to settle the 3.25% notes in cash, common stock or a combination of cash and stock. The company intends to settle the principal in cash, and related conversion premium in cash or stock. Accordingly, diluted EPS is calculated using the treasury stock method, with respect to the 3.25% notes beginning in the second quarter of 2014, by dividing net income by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities, beginning the second quarter of 2014.

GREEN PLAINS INC.

EARNINGS PER SHARE

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Basic EPS:
Net income attributable to Green Plains	$(3,589)	$42,237	$7,064	$159,504
Weighted average shares outstanding - basic	37,890	37,610	37,947	36,467

EPS - basic	$(0.09)	$1.12	$0.19	$4.37

Diluted EPS:
Net income attributable to Green Plains	$(3,589)	$42,237	$7,064	$159,504
Interest and amortization on convertible debt, net of tax effect:
5.75% Notes	—	—	—	576
3.25% Notes	—	—	—	1,379

Net income attributable to Green Plains - diluted	$(3,589)	$42,237	$7,064	$161,459

Weighted average shares outstanding - basic	37,890	37,610	37,947	36,467
Effect of dilutive convertible debt:
5.75% Notes	—	—	—	1,006
3.25% Notes	—	1,759	939	3,040
Effect of dilutive stock-based compensation awards	—	174	142	217

Weighted average shares outstanding - diluted	37,890	39,543	39,028	40,730

EPS - diluted	$(0.09)	$1.07	$0.18	$3.96

Segment Results

Following the initial public offering of Green Plains Partners on July 1, 2015, the company implemented organizational changes during the third quarter of 2015, resulting in four operating segments: (1) ethanol production, which includes the production of ethanol, distillers grains and corn oil, (2) agribusiness, which includes grain handling and storage and cattle feedlot operations, (3) marketing and distribution, which include marketing and merchant trading for company-produced and third-party ethanol, distillers grains, corn oil and other commodities, and (4) the partnership, which includes fuel storage and transportation services provided by Green Plains Partners. Prior periods have been reclassified to conform to the revised segment presentation.

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GREEN PLAINS INC.

SEGMENT OPERATIONS

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Ethanol production	$459,809	$534,187	$1,746,327	$2,235,028
Agribusiness	406,417	291,183	1,381,300	1,308,556
Marketing and distribution	651,250	853,009	2,631,611	3,349,487
Partnership	22,686	3,288	50,937	12,843
Intersegment eliminations	(800,248)	(851,728)	(2,844,586)	(3,670,303)

	$739,914	$829,939	$2,965,589	$3,235,611

Cost of goods sold
Ethanol production	$441,732	$431,465	$1,626,327	$1,879,547
Agribusiness	399,021	284,028	1,362,001	1,293,274
Marketing and distribution	638,411	843,378	2,588,738	3,281,191
Partnership	—	—	—	—
Intersegment eliminations	(797,945)	(847,967)	(2,847,467)	(3,670,967)

	$681,219	$710,904	$2,729,599	$2,783,045

Operating income (loss):
Ethanol production	$(2,571)	$82,973	$40,568	$281,332
Agribusiness	4,373	5,156	10,206	8,497
Marketing and distribution	8,503	5,014	25,560	48,460
Partnership	12,458	(5,921)	13,263	(19,975)
Intersegment eliminations	(2,304)	(3,604)	2,960	666

Segment operating income	20,459	83,618	92,557	318,980
Corporate activities	(7,721)	(9,689)	(31,480)	(32,706)

	$12,738	$73,929	$61,077	$286,274

Ethanol Production Segment

Ethanol production segment revenues decreased $74.4 million for the three months ended Dec. 31, 2015, compared with the same period in 2014 primarily due to lower average ethanol and distillers grains prices realized despite higher volumes produced and sold. The ethanol production segment produced 260.8 million gallons of ethanol during the quarter, representing approximately 93.9% of daily average production capacity. Corn oil sold increased 5.0 million pounds for the fourth quarter of 2015 compared with the same period last year due to higher production levels; however the average realized price was approximately 28% lower quarter over quarter.

Cost of goods sold for the ethanol production segment increased $10.3 million for the three months ended Dec. 31, 2015, compared with the same period last year due to higher production volumes and a 3.7% increase in the average cost per bushel of corn. As a result of the factors identified above, operating income decreased $85.5 million for the fourth quarter of 2015. Depreciation and amortization expense was $14.3 million for the three months ended Dec. 31, 2015, compared with $13.8 million for the same period in 2014.

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GREEN PLAINS INC.

ETHANOL PRODUCTION SEGMENT OPERATING DATA

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Ethanol sold	260,767	246,595	947,557	966,176
(thousands of gallons)
Distillers grains sold	703	697	2,540	2,670
(thousands of equivalent dried tons)
Corn oil sold	68,072	63,098	244,047	234,632
(thousands of pounds)
Corn consumed	90,669	87,962	332,417	343,982
(thousands of bushels)

Agribusiness Segment

Agribusiness segment revenues increased $115.2 million while operating income decreased $0.8 million for the three months ended Dec. 31, 2015, compared with the same period in 2014. The segment sold 93.6 million bushels of grain, including 91.1 million bushels to the ethanol production segment, for the three months ended Dec. 31, 2015, compared with sales of 74.5 million bushels of grain, including 73.2 million bushels to the ethanol production segment, for the same period in 2014. Revenues were impacted by higher average realized prices and volumes sold, and increased revenues of $37.6 million due to the cattle-feeding operation that was acquired during the second quarter of 2014.

Marketing and Distribution Segment

Marketing and distribution segment revenues decreased $201.8 million for the three months ended Dec. 31, 2015, compared with the same period last year. Ethanol revenues decreased $146.5 million due to lower average realized prices and third-party volumes sold. Grain revenues decreased $21.5 million due to lower volumes of soybeans sold partially offset by higher average realized prices. The marketing and distribution segment sold 290.7 million and 308.7 million gallons of ethanol for the three months ended Dec. 31, 2015, and 2014, respectively.

Operating income for the marketing and distribution segment increased $3.5 million for the three months ended Dec. 31, 2015, compared with the same period in 2014, primarily due to higher margins on distillers grains, corn oil and other products trading offset by lower margins on ethanol marketing.

Partnership Segment

The partnership segment’s results of operations are not comparable to periods prior to its initial public offering on July 1, 2015, when the storage and transportation agreements became effective. Periods ended on or before June 30, 2015, include the activities of BlendStar LLC, which provided terminal and trucking services. Expenses related to periods prior to June 30, 2015, for the ethanol storage and transportation assets that were contributed to the partnership are reflected retroactively in the consolidated financial statements.

The partnership segment’s revenues were $22.7 million for the three months ended Dec. 31, 2015. Operating income increased $18.4 million due to revenues related to its storage and transportation agreements with Green Plains Trade partially offset by increased operations and maintenance expenses and general and administrative expenses for the fourth quarter of 2015.

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Use of Non-GAAP Financial Measures

Management uses earnings before interest, income taxes, depreciation and amortization (EBITDA) to measure the company’s financial performance and to internally manage its businesses. Management believes EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to net income or cash flow, which are determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company.

GREEN PLAINS INC.

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income	$713	$42,237	$15,228	$159,504
Interest expense	10,448	10,157	40,366	39,908
Income taxes	4,066	22,377	6,237	90,926
Depreciation and amortization	17,318	16,360	65,950	62,139

EBITDA	$32,545	$91,131	$127,781	$352,477

Consolidated Financial Position

GREEN PLAINS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2015	December 31, 2014

ASSETS
Current assets	$912,577	$910,910
Property and equipment, net	922,070	825,210
Other assets	94,681	92,437

Total assets	$1,929,328	$1,828,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$438,669	$511,540
Long-term debt	443,547	399,440
Other liabilities	88,203	120,128

Total liabilities	970,419	1,031,108
Total Green Plains stockholders’ equity	797,830	797,449
Noncontrolling interest	161,079	—

Total liabilities and stockholders’ equity	$1,929,328	$1,828,557

As of Dec. 31, 2015, Green Plains had $411.9 million in cash and equivalents and $248.0 million available under committed loan agreements at subsidiaries, subject to borrowing base restrictions and other specified lending conditions. Total debt at Dec. 31, 2015, was $675.0 million, including $226.9 million outstanding under working capital revolvers and other short-term borrowing arrangements for the marketing and distribution and agribusiness segments. As of Dec. 31, 2015, Green Plains had 37.9 million common shares outstanding.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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